Global Axcess Corp Announces Fourth Quarter 2006 Financial Results

- Generated $14,000 of Net Income -
- SG&A expenses significantly reduced from Q3 of 2006 and Q4 of 2005 -

PONTE VEDRA BEACH, Fla., March 29 /PRNewswire-FirstCall/ -- Global Axcess Corp, (The "Company") an independent provider of ATM solutions, today announced the financial results for the fourth quarter ended December 31, 2006.

The Company reported revenues from continuing operations of $5.2 million for the fourth quarter ended December 31, 2006, up 4.5% from the $5.0 million in reported revenues for the same period of 2005.

The Company achieved gross profit from continuing operations of $2.0 million or 39% of revenue for the three-month period ended December 31, 2006. This compared to $2.0 million or 41% of revenue for the same period of 2005. Gross profit from continuing operations for the three-month period ended December 31, 2006 included an adjustment pertaining to unrecorded costs from the first quarter of 2006.

SG&A expenses from continuing operations decreased to $1.3 million for the fourth quarter 2006 from $1.7 million for the same period in 2005 and from $2.4 million from the third quarter of 2006. Depreciation and amortization expense increased by approximately $93,600 for the three-month period 2006 as compared to the same period in 2005.

The Company recorded net income for the quarter ended December 31, 2006 of $14,076, which compares to a net loss of approximately $771,000 for the same period of 2005. During fiscal 2006, the Company determined that $146,703 of prior period fees had accumulated which had not been recognized as revenue, and as such, the amount was recognized as other non-operating income during the fourth quarter ended December 31, 2006.

Revenues from continuing operations for the fiscal year ended December 31, 2006 were $21.4 million, representing a 9.8% increase over the $19.5 million in revenues recorded during the fiscal year ended December 31, 2005.

The Company incurred a net loss of nearly $4.9 million for the year ended December 31, 2006, compared to a net loss of $723,000 for the same period in 2005. The increased loss in 2006 was primarily due to the following non- recurring 2006 charges:

--	$610,000 impairment charges relating to its EFTI switching software;

--	$485,000 impairment charges relating to its assets held for sale;

--	$234,000 impairment charges relating to other ATMs and software

--	$758,000 restructuring charges relating to its business reorganization

--	$818,000 impairment charges on its notes receivable

--	$450,000 settlement of lawsuits

--	$250,000 accrual for lawsuit defense

--	$78,000 costs associated with strategic alternative evaluation

In addition to the above, the Company incurred approximately $400,000 of legal fees in connection with legal proceedings and litigation.

Mr. George McQuain, Chief Executive Officer of Global Axcess, stated, "I'm proud of the fact that, in the span of the fourth quarter, we have made a great deal of progress in returning Global Axcess Corp to profitability. We were able to substantially execute a cost reduction plan designed to stabilize the company's financials. That being the case, we are still working to further reduce costs, shut down unprofitable ATMs and streamline our internal processes through the implementation of new management software."

"While reducing costs, we still need to drive revenue growth and improve customer retention in our merchant and distributor segments. We are starting to see traction in these areas, but we still have more to do. We are also exploring services that we can sell to our existing customers through our existing sales channels. Thus negating the expense of building new products internally during this time where cost control is essential for us."

"Additionally, I thank our employees for all the hard work they have done since last October. That hard work has moved us closer to our goal of restoring profitability and improving shareholder returns. As we meet with customers, we hear time and time again how happy they are with the quality of service we are delivering. For that too, I thank our employees, as well as, the vendors we partner with."

"For the near term, our operating priorities will continue to be controlling costs and growing revenues."

Starting September 30, 2006, the Company made the following changes to its operations:

--	The appointment of a new executive management team;

--	Changed the Company's strategy to focus on a return to profitability and organic growth;

--	Enhanced the Company's sales and marketing efforts; and

--	Improved the Company's cost structure

To improve the Company's cost structure, during 2006 the Company:

--	Divested Cash Axcess Corporation, shut down switching platform utilized by EFT Integration, Inc. and outsourced all processing activities.

Cash Axcess Corporation was a non-core and unprofitable business;

--	Converted ATMs to processing at Elan (formerly Genpass);

--	Implemented P&L performance based bonus and 401K plans for 2007;

--	Negotiated and began implementation of contracts with lower cost ATM vault cash providers;

--	Renegotiated local phone line contracts to reduce communication costs for the Company's ATMs;

--
Negotiated and began implementation of a contract to outsource ATM cash management and monitoring which will also allow the Company to monitor its ATMs 24 hours per day 365 days per year (vs. in-house monitoring during normal business hours only);

--	Reduced headcount and use of temporary personnel services;

--
Renegotiated the lease expense of the Company's Ponte Vedra Beach office as part of an arrangement to allow the building owner to sell the building. Additionally, the Company will relocate its offices in May 2007 to less expensive space;

--	In-sourced company Investor Relations until the Company returns to profitability;

--	Re-negotiated employee health benefits for 2007;

--	Re-negotiated its business recovery contract with SunGard Availability Services; and

--	Purchased ProfitStars ATM management software to replace its legacy in-house developed and maintained software.

Conference Call Information

The conference call will take place at 2:00 p.m. Eastern, on Tuesday, April 10, 2006. Anyone interested in participating should call (800) 811-8824 and enter pass code 9241924 if calling within the United States or (913) 981-4903 and pass code 9241924 if calling internationally, approximately 5 to 10 minutes prior to 2:00 p.m. There will be a playback available until April 17, 2007. To listen to the playback, please call 888-203-1112 if calling within the United States or 719-457-0820 if calling internationally. Please use pass code 9241924 for the replay.

The call is being webcast as well and can be accessed at Global's website at http://www.globalaxcess.biz. The webcast will be archived and available through July 10, 2007.

About Global Axcess Corp

Headquartered in Ponte Vedra Beach, Florida, Global Axcess Corp (OTC Bulletin Board: GAXC) was founded in 2001 with a mission to emerge as the leading independent provider of ATM services in the United States. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (NMS), the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns and operates 4,400 ATMs in its national network spanning 44 states. For more information on the Company, please visit http://www.globalaxcess.biz.

Investors

Sharon Jackson, 904-395-1149
Sharon.Jackson@GLXS.biz